SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A


                    Under the Securities Exchange Act of 1934
                                (Amendment No.3)*


                      Midland Capital Holdings Corporation
 -------------------------------------------------------------------------------
                                (Name of Issuer)

                        Common, Par Value $0.01 per share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   59748B 10 8
 -------------------------------------------------------------------------------
                                 (CUSIP Number)

                              Kip A. Weissman, P.C.
                           Daniel C. Holdgreiwe, Esq.
                         Silver, Freedman & Taff, L.L.P.
                      1100 New York Avenue, N.W., 7th Floor
                           Washington, D.C. 20005-3954
                                 (202) 414-6100
 -------------------------------------------------------------------------------
          (Name, Address and Telephone Number of Person Authorized to
                      Receive Notices and Communications)

                                December 23, 1999
 -------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box |_|.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 59748B 10 8


 -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (VOLUNTARY)
          Paul M. Zogas
 -------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)      |_|
                                                                   (b)      |X|
 -------------------------------------------------------------------------------
3         SEC USE ONLY

 -------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          PF
 -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                |_|

 -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
 -------------------------------------------------------------------------------
                            7     SOLE VOTING POWER
NUMBER OF
SHARES                            105,142
BENEFICIALLY                ---------------------------------------------------
OWNED BY                    8     SHARED VOTING POWER
EACH
REPORTING                         0
PERSON WITH                 ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER

                                  105,142
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0
 -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          105,142
 -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

 -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          28.9%
 -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
 -------------------------------------------------------------------------------

CUSIP NO. 59748B 10 8


 -------------------------------------------------------------------------------
1         NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON (VOLUNTARY) Charles A. Zogas
 -------------------------------------------------------------------------------
2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)      |_|
                                                                   (b)      |X|
 -------------------------------------------------------------------------------
3         SEC USE ONLY

 -------------------------------------------------------------------------------
4         SOURCE OF FUNDS

          PF
 -------------------------------------------------------------------------------
5         CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDING IS REQUIRED PURSUANT TO
          ITEMS 2(d) or 2(e)                                                |_|

 -------------------------------------------------------------------------------
6         CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
 -------------------------------------------------------------------------------
                            7     SOLE VOTING POWER
NUMBER OF
SHARES                            84,623
BENEFICIALLY                ---------------------------------------------------
OWNED BY                    8     SHARED VOTING POWER
EACH
REPORTING                         0
PERSON WITH                 ---------------------------------------------------
                            9     SOLE DISPOSITIVE POWER

                                  84,623
                            ---------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0
 -------------------------------------------------------------------------------
11        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          84,623
 -------------------------------------------------------------------------------
12        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

 -------------------------------------------------------------------------------
13        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          23.2%
 -------------------------------------------------------------------------------
14        TYPE OF REPORTING PERSON*

          IN
 -------------------------------------------------------------------------------

Item 5(c)(1) of Amendment No. 2 is restated as follows:


     (c) (1) The following table sets forth the transactions by Paul M. Zogas since the most recent 13D filing.

                                                           Price per share
          Date                 Number of Shares         (excluding commissions)
    -----------------   ----------------------------   -------------------------

        10/13/99                  1,500                        $19.88
        11/23/99                    862                          ---
        11/30/99                    200                        $19.50
        12/10/99                    100                        $19.50
        12/23/99                  4,220                        $17.25



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


Date: January 7, 2000                  /s/ Paul M. Zogas
      ---------------                  --------------------------
                                       Paul M. Zogas